EXHIBIT 99.1

SCHNITZER STEEL ANNOUNCES EXECUTIVE APPOINTMENTS

PORTLAND, Ore. - (BUSINESS WIRE) -March 22, 2007—Schnitzer Steel Industries, Inc. (Nasdaq-SCHN) today announced the appointment of Richard D. Peach as Deputy Chief Financial Officer of the Company, effective March 30, 2007. In this position, Mr. Peach will serve as the Company’s principal accounting officer and will be responsible for the Company’s accounting functions. He will report to Gregory J. Witherspoon, the Company’s Chief Financial Officer.

Mr. Peach, 43, was the Chief Financial Officer of and a Senior Vice President with the multi-state energy utility, PacifiCorp, from 2003 to 2006. Previously, he served in a variety of executive positions with Scottish Power, the international energy company headquartered in Glasgow, Scotland, including Group Controller from 2000 through 2002, Head of United Kingdom Customer Services from 1999 to 2000 and Head of Energy Supply Finance from 1997 to 1999. Mr. Peach is a Chartered Accountant of Scotland.

In the role as principal accounting officer, Mr. Peach replaces Vicki A. Piersall, who was recently appointed to the position of Vice President of Strategic Planning and Chief Administrative Officer for the Company’s Metals Recycling Business. Ms. Piersall had served as Vice President and Corporate Controller since September 2005. Mr. Witherspoon had been acting as the Company’s principal accounting officer since Ms. Piersall’s appointment.

Jeff P. Poeschl was recently appointed to the position of Vice President and Corporate Controller. Mr. Poeschl was previously Vice President, Finance with Mesa Air Group in Phoenix, Arizona from 2000 until his appointment. He is a graduate of the University of Wisconsin and a Certified Public Accountant.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 32 operating facilities located in 11 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. The Company’s vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company’s auto parts business sells used auto parts through its 35 self service facilities and 17 full service facilities located in 14 states and in western Canada. With an annual production capacity of over 750,000 tons, the Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 101st year of operations in 2007.